Prospectus Supplement No. 8	Filed Pursuant to Rule 424(b)(3)
Dated December 29, 2015	Registration No. 333-195783
(to Prospectus dated April 6, 2015)

Ekso Bionics Holdings, INC.

67,134,768 Shares

Common Stock

This prospectus supplement no. 8 (the “Supplement”) supplements information contained in the prospectus dated April 6, 2015, as supplemented by the prospectus supplement no. 1 dated April 23, 2015, the prospectus supplement no. 2 dated May 11, 2015, the prospectus supplement no. 3 dated August 13, 2015, the prospectus supplement no. 4 dated September 14, 2015, the prospectus supplement no. 5 dated November 10, 2015, the prospectus supplement no. 6 dated December 4, 2015  and the prospectus supplement no. 7 dated December 23, 2015 (collectively, the “Prospectus”), relating to the resale by selling stockholders of Ekso Bionics Holdings, Inc., a Nevada corporation, of up to 67,134,768 shares of our common stock, par value $0.001 per share.  Of the shares being offered, 54,008,968 are presently issued and outstanding and 13,125,800 are issuable upon exercise of common stock purchase warrants. The shares offered by the Prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2015 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 29, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2015

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	333-181229	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(203) 723-3576

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On December 28, 2015, Ekso Bionics Holdings, Inc. (the “Company”) consummated its previously announced registered direct offering of 15,000 shares of Series A Convertible Preferred Stock and warrants to purchase 14,851,486 shares of the Company’s common stock for gross proceeds of $15 million.  The Company intends to use the proceeds for investments in clinical, sales and marketing initiatives to accelerate adoption of the Ekso exoskeleton in the rehabilitation market, for research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, for the development and commercialization of able-bodied exoskeletons for industrial use and for other general corporate purposes.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements.” Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking  statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. These forward-looking statements are made as of the date of this Current Report, and the Company does not undertake an obligation to update these forward-looking statements after such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By: /s/ Max Scheder-Bieschin
Name: Max Scheder-Bieschin
Title: Chief Financial Officer

Dated:  December 29, 2015